Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2014, with respect to the consolidated financial statements of Paycom Software, Inc. and subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

January 12, 2015